EXHIBIT 99

Contact:

Barry C. Cohen                                     Thomas Redington
VP New Business & New Product Development          203-222-7399
908.782-3431 x 2160                                212 926-1733
NovaDel Pharma Inc.                                TREDINGTON@REDINGTONINC.COM

                       NOVADEL PHARMA TO BEGIN TRADING ON
                        AMERICAN STOCK EXCHANGE TOMORROW

      FLEMINGTON, NJ MAY 10, 2004 - NovaDel Pharma Inc. (OTCBB: NVDL) today announced that its common stock is expected to begin trading on the American Stock Exchange starting with the opening of the market tomorrow, May 11, 2004, under the symbol NVD.

      NovaDel's chief executive officer Gary A. Shangold, MD, said, "we are delighted about obtaining listing privileges on the American Stock Exchange and look forward to the benefits it will bring to our current and future shareholders in increasing our visibility and liquidity in the capital markets."

      NovaDel is a leading formulator of lingual spray drugs for systemic delivery through the oral mucosa to effect rapid onset of action and reduced toxicity. It plans to file for US FDA approval of it first product, lingual spray nitroglycerin, by the end of next month. Plans for feasibility studies of five other drugs, which are currently marketed in other formulations, are well underway.

      Later this week, on Wednesday, May 12, NovaDel will be presenting at the Rodman & Renshaw TechVest Global Healthcare Conference (May12-14), Claridge's Hotel, London, England, at 9:25am BDT, British Standard Time (4:25 am EDT).

      A webcast of the presentation will be available on the date of the presentation and will be archived for 90 days. For details go to www.rodmanandrenshaw.com.

      NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company's proprietary lingual spray technology delivery system offers the patient (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.

                                      # # #

      Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability to develop products (independently and through collaborative arrangements), and the ability to commercialize and obtain FDA and other regulatory approvals for products under development. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

5/7/04